November 5, 2008	Mr. Richard G. Spencer
President and Chief Executive Officer
(412) 367-3300
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC.

ANNOUNCES FOURTH QUARTER AND

YEAR-END EARNINGS FOR FISCAL 2008

PITTSBURGH, PA – November 5, 2008 – Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (the “Company”) (NASDAQ: FSBI), the holding company for Fidelity Bank today announced unaudited earnings for the year ended September 30, 2008 of $841,000 or $.28 per share (diluted), compared to $3.7 million, or $1.22 per share (diluted) for the prior year. The $2.9 million decrease in fiscal 2008 net income primarily reflects charges of $3.6 million for other-than-temporary impairment (“OTTI”) on certain investment securities. Excluding the impairment charges, net income would have been $4.2 million or $1.37 per share (diluted). The decrease in net income in fiscal 2008 is also attributable to increases of $685,000 in the provision for loan losses, $213,000 in operating expenses, and $524,000 in the income tax provision, offset by an increase in net interest income of $2.1 million and an increase in other income (excluding OTTI charges) of $149,000. The Company’s return on average assets was .12% (.57% excluding the OTTI charges) and return on average equity was 1.83% (9.03% excluding the OTTI charges) for fiscal 2008, compared to .51% and 8.13%, respectively, for the prior year. A net loss of $2.4 million was recorded for the three-month period ending September 30, 2008, or ($.80) per share (diluted), compared to $781,000, or $.26 per share (diluted) for the same period in the prior year. The decrease in net income for the fourth quarter of fiscal 2008 primarily relates to OTTI charges, as $3.3 million of the writedowns were charged in the fourth quarter. Excluding the impairment charges, net income would have been $600,000 or $.20 per share (diluted). Annualized return on assets was (1.33) % (.51% excluding the OTTI charges) and return on equity was (22.44)% (8.40% excluding the OTTI charges) for the fiscal 2008 period, compared to .43% and 6.76%, respectively, for the same period in the prior year. Despite the financial impact of the OTTI charges, Fidelity Bancorp, Inc. and Fidelity Bank will remain “well capitalized” at September 30, 2008 under federal bank regulatory requirements. Fiscal 2007 results include a one-time pre-tax charge of $277,000 ($183,000 net of taxes) associated with a charge for unamortized debt issuance costs upon the redemption of $10 million of trust-preferred securities. Fiscal 2007 results also include an extraordinary gain of $89,000 net of tax or $.03 per diluted share representing insurance proceeds received from a claim filed for the fire that damaged the Bank’s Carnegie Branch location in October 2005; the insurance claim has been settled and no additional proceeds are expected to be recovered.

Net interest income before provision for loan losses increased $2.1 million or 14.5% to $16.3 million for the year ending September 30, 2008, compared to $14.3 million in the prior year. Net interest income before provision for loan losses was $4.2 million for the three-months ended September 30, 2008, compared to $3.6 million in the prior year period. Net earning assets increased slightly during the year ended September 30, 2008, however, the increase in net interest income primarily reflects an increase in the net interest spread resulting from the average rate paid on interest-bearing liabilities decreasing more than the average yield on interest-earning assets. The Company’s tax equivalent interest rate spread increased to 2.33% for the year ending September 30, 2008 compared to 2.02% in the prior year.

The provision for loan losses was $1.3 million for the year ended September 30, 2008, compared to $575,000 in the prior year period, and was $520,000 for the three-months ended September 30, 2008 compared to $150,000 in the prior year period. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the portfolio. An evaluation of the loan portfolio, current economic conditions and other factors is performed each month at the balance sheet date. Net charge-offs for fiscal 2008 were $863,000 compared to $465,000 for fiscal 2007. Non-performing assets and foreclosed real estate were .81% of total assets at September 30, 2008 compared to 1.21% at September 30, 2007. The allowance for loan losses was 59.79% of non-performing loans and .74% of net loansat September 30, 2008, compared to 33.85% and .66%, respectively, at September 30, 2007. Non-performing loans at September 30, 2008 were $5.7 million compared to $8.9 million at September 30, 2007.

Other income, excluding the OTTI charges, increased $149,000 or 4.3% to $3.7 million for the year ended September 30, 2008, compared to $3.5 million for the same period last year. Other income, excluding the OTTI charges, was $899,000 for the three-months ended September 30, 2008, relatively unchanged as compared to the prior year period. The increase for the current fiscal year primarily reflects an increase in loan service charges and fees of $141,000, an increase in deposit service charges and fees of $212,000, and an increase in the gain on sales of loans of $43,000, partially offset by decreased gains on the sale of investment securities of $100,000 and a decrease in other operating income of $147,000. While other income, excluding OTTI charges, was relatively unchanged for the three-month period ended September 30, 2008 changes during the period included an increase in deposit service charges and fees of $59,000 offset by a decrease in other operating income of $75,000.

OTTI charges during fiscal 2008 amount to $3.6 million, of which $3.3 million was recognized in the fourth quarter. The impairment charges primarily relate to the Company’s holdings of Freddie Mac preferred stock and the AMF Ultra Short Mortgage Fund. A $1.4 million non-cash impairment charge on the Freddie Mac preferred stock resulted from the significant decline in the value of these securities following the announcement by the Federal Housing Finance Agency (“FHFA”) that both Freddie Mac and Fannie Mae have been placed under conservatorship. Additionally, the FHFA eliminated the payment of dividends on common stock and preferred stock and assumed the powers of the Board and management of both agencies. Management of the Company has deemed the impairment on the Freddie Mac stock to be other-than-temporary based upon the duration and extent to which the market value has been less than cost, the inability to forecast a recovery in market value, and other factors concerning the issuer. A $2.0 million non-cash impairment charge on the AMF Ultra Short Mortgage Fund resulted from the continuing uncertainty in spreads in the bond market for mortgage related securities. This uncertainty has negatively impacted the market value of the securities in the fund and thus the net asset value of the fund itself. Management of the Company has deemed the impairment of the fund to be other-than-temporary based upon the duration and extent to which the market value has been less than cost, the limitations placed on fund redemptions, and the inability to forecast a recovery in the market value.

Operating expenses for the year ended September 30, 2008, increased $213,000 or 1.7% to $12.9 million compared to $12.7 million for the prior year. For the final three-month period in this fiscal year, operating expenses decreased $177,000 or 5.2% to $3.3 million, compared to $3.4 million in the prior year period. Included in other operating expenses for the quarter and year ended September 30, 2007, was a pre-tax charge of $277,000 ($183,000 net of taxes) associated with a charge for unamortized debt issuance costs upon the redemption of $10.0 million of trust preferred securities. The operating expense increase for the year-ended September 30, 2008 is attributed to an increase in compensation and benefits expense of $254,000, an increase in service bureau expense of $184,000, and an increase in other operating expenses of $271,000. Partially offsetting these increases were decreases in office occupancy and equipment expense of $35,000, a decrease in depreciation and amortization of $58,000, a decrease in the net loss on foreclosed real estate of $111,000 and the absence of debt issuance costs. Excluding the debt issuance costs, operating expenses for the three months ended September 30, 2008 increased $100,000, which was primarily attributed to an increase in compensation and benefits expense of $93,000, an increase in service bureau expense of $48,000, and an increase in other operating expenses of $18,000. These increases were partially offset by a decrease in depreciation and amortization expense of $14,000 and a decrease in the net loss on foreclosed real estate to $51,000.

Provision for income taxes increased $524,000 to $1.4 million for the year ended September 30, 2008 compared to $914,000 for fiscal 2007. For the three-months ended September 30, 2008, the provision for income taxes increased to $438,000 compared to $156,000 for the same period last year. The tax provision for both periods was significantly impacted by the OTTI charges during the period, thus the effective tax rate is not meaningful. The amount of tax benefit recognized on the OTTI charges was based on the tax characteristics of each security (capital or ordinary). Those securities that are treated as capital for tax purposes have limited tax benefits recorded. On October 3, 2008, the Emergency Economic Stabilization Act was enacted which includes a provision permitting banks to recognize losses relating to FNMA and FHLMC preferred stock as an ordinary loss, thereby allowing the Company to recognize a tax benefit on the losses. Had the legislation been in effect as of September 30, 2008, and had the Company recognized the loss as an ordinary loss for the fiscal year ended September 30, 2008; the positive impact recorded would have been $491,000, or $0.16 per diluted share. The Company will recognize the additional tax benefit in the quarter ending December 31, 2008.

Total assets at September 30, 2008 were $727.2 million, relatively flat compared to assets of $726.6 as of September 30, 2007. Net loans outstanding increased $1.9 million or .40% to $460.8 million at September 30, 2008, compared to September 30, 2007. Savings and time deposits decreased $17.1 million or 4.0% to $416.4 million at September 30, 2008, as compared to September 30, 2007. Short-term borrowings increased $8.6 million to $32.3 million at September 30, 2008 as compared to September 30, 2007. Long-term debt increased $14.8 million to $118.8 million at September 30, 2008 as compared to September 30, 2007. Subordinated notes payable remained unchanged at $7.7 million at September 30, 2008 as compared to September 30, 2007. Securities sold under agreement to repurchase decreased $1.5 million to $104.0 million at September 30, 2008 as compared to September 30, 2007. Stockholders’ equity was $42.2 million at September 30, 2008 compared to $46.5 million at September 30, 2007 primarily due to an increase in other comprehensive loss.

The Company’s filings with the Securities and Exchange Commission are available on-line through the Company’s Internet website at www.fidelitybancorp-pa.com.

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries

Income Statement for the Three Months and Year Ended

September 30, 2008 and 2007 (unaudited)

(In thousands, except per share data)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2008	2007	2008	2007

Interest income:
Loans	$6,800	$7,328	$28,232	$28,799
Mortgage-backed securities	1,052	989	4,058	4,131
Investment securities	1,644	1,864	7,081	7,700
Deposits with other institutions	9	7	29	33
Total interest income	9,505	10,188	39,400	40,663

Interest expense:
Savings deposits	2,581	3,560	11,750	13,440
Borrowed funds	2,669	2,775	10,866	12,024
SWAP’s	23	—	34	—
Subordinated debt	82	237	417	930
Total interest expense	5,355	6,572	23,067	26,394

Net interest income before provision
for loan losses	4,150	3,616	16,333	14,269
Provision for loan losses	520	150	1,260	575
Net interest income after provision
for loan losses	3,630	3,466	15,073	13,694
Other income:
Loan service charges and fees	121	112	511	370
Gain on sale of investment
and mortgage-backed securities	18	—	26	126
Impairment charge on securities	(3,250)	—	(3,572)	—
Gain on sale of loans	15	31	143	100
Deposit service charges and fees	396	337	1,483	1,271
Other operating income	349	424	1,488	1,635
Total other income	(2,351)	904	79	3,502

Operating expenses:
Compensation and benefits	2,113	2,020	8,246	7,992
Office occupancy and equipment	267	265	1,039	1,074
Depreciation and amortization	142	156	576	634
(Gain) loss on sales of foreclosed real estate	(31)	20	(10)	101
Foreclosed real estate expense	6	1	34	43
Intangible amortization	7	8	28	34
Debt issuance charge upon redemption	—	277	—	277
Service bureau expense	101	53	336	152
Other operating expenses	651	633	2,624	2,353
Total operating expenses	3,256	3,433	12,873	12,660

Income (loss) before income tax provision
and extraordinary gain	(1,977)	937	2,279	4,536
Income tax provision	438	156	1,438	914
Income (loss) from continuing operations	$(2,415)	$781	$841	$3,622
Income from extraordinary gain, net of taxes	$—	$—	$—	$89
Net income (loss)	$(2,415)	$781	$841	$3,711

Basic earnings per share
Income (loss) from continuing operations	$(0.80)	$0.26	$0.28	$1.21
Income from extraordinary gain, net of taxes	$—	$—	$—	$0.03
Net income (loss)	$(0.80)	$0.26	$0.28	$1.24
Diluted earnings per share
Income (loss) from continuing operations	$(0.80)	$0.26	$0.28	$1.19
Income from extraordinary gain, net of taxes	$—	$—	$—	$0.03
Net income (loss)	$(0.80)	$0.26	$0.28	$1.22

Balance Sheet Data (unaudited)

(In thousands, except share data)

	September 30, 2008	September 30, 2007
Assets:
Cash and due from depository institutions	$6,701	$10,848
Interest-earning demand deposits	4,071	228
Securities available-for-sale	146,680	152,223
Securities held-to-maturity	75,404	74,553
Loans receivable, net	460,786	458,929
Loans held for sale	225	169
Foreclosed real estate, net	170	52
Federal Home Loan Bank stock, at cost	7,943	7,102
Accrued interest receivable	3,519	3,639
Office premises and equipment	7,083	5,825
Other assets	14,628	13,009
Total assets	$727,210	$726,577

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits	$416,414	$433,555
Short-term borrowings	32,258	23,618
Subordinated notes payable	7,732	7,732
Securities sold under agreement to repurchase	104,003	105,537
Advance payments by borrowers for taxes
and insurance	1,483	1,451
Long-term debt	118,800	104,050
Other liabilities	4,365	4,164
Total liabilities	685,055	680,107

Stockholders’ equity:
Common stock, $.01 par value per share,
10,000,000 shares authorized, 3,647,854 and
3,606,722 shares issued	36	36
Treasury stock, 619,129 and 619,129 shares	(10,382)	(10,382)
Additional paid-in capital	45,931	45,338
Retained earnings	12,268	13,115
Accumulated other comprehensive loss,
net of tax	(5,698)	(1,637)
Total stockholders’ equity	42,155	46,470
Total liabilities and stockholders’ equity	$727,210	$726,577

Other Data:

	At or For the Year Ended
	September 30,
	2008	2007

Annualized return on assets	0.12%	0.51%
Annualized return on equity	1.83%	8.13%
Equity to assets	5.80%	6.40%
Interest rate spread (tax equivalent)	2.33%	2.02%
Net interest margin (tax equivalent)	2.44%	2.14%
Non-interest expense to average assets	1.77%	1.73%
Loan loss allowance to net loans	0.74%	0.66%
Non-performing loans and real estate
owned to total assets at end-of-period	0.81%	1.21%

Regulatory capital ratios (Fidelity Bank):
Tier 1 leverage ratio	6.54%	6.52%
Minimum capital requirement	4.00%	4.00%
Well capitalized requirement	5.00%	5.00%

Tier 1 risk-based capital	9.71%	9.91%
Minimum capital requirement	4.00%	4.00%
Well capitalized requirement	6.00%	6.00%

Total risk-based capital	10.37%	10.55%
Minimum capital requirement	8.00%	8.00%
Well capitalized requirement	10.00%	10.00%

# # #